CONSENT OF DOUGLAS L. BEAHM

I consent to all references to my name and any quotation from, or summarization of Sections 3, 14-16 and 22-27 and my contributions to Sections 1, 2 and 21 of the Preliminary Feasibility Study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA," each dated December 31, 2021, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Douglas L. Beahm
Douglas L. Beahm, P.E., P.G.

Date: March 22, 2024